Exhibit 23.2

Consent of Independent Accountants

We have issued our report dated March 9, 2006 accompanying the consolidated financial statements included in the Annual Report of TB Woods Corporation on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statement of TB Woods Corporation on Form S-8 filed on or about November 30, 2006.

_________________________
Grant Thornton LLP

Baltimore, MD
November 30, 2006